                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          THE NAVIGATORS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           THE NAVIGATORS GROUP, INC.
                               123 WILLIAM STREET
                            NEW YORK, NEW YORK 10038





                          ANNUAL MEETING - May 28, 1998




To the Stockholders of
  The Navigators Group, Inc.:

            You are cordially invited to attend the Annual Meeting of your Company to be held at 11:00 a.m. on Thursday, May 28, 1998 at The Down Town Association, 60 Pine Street, New York, New York 10005.

            A report of current affairs of your Company will be presented at the Meeting and Stockholders will have an opportunity for questions and comments.

            It is earnestly requested that you sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting.

            We are grateful for your assistance and express our appreciation in advance.

                                                     Sincerely yours,


                                                     Terence N. Deeks
                                                     Chairman, President and
                                                     Chief Executive Officer


April 30, 1998

                           THE NAVIGATORS GROUP, INC.
                               123 WILLIAM STREET
                            NEW YORK, NEW YORK 10038
                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 28, 1998
                                   ----------

TO THE STOCKHOLDERS OF THE NAVIGATORS GROUP, INC.:

         Notice is hereby given that the Annual Meeting of Stockholders of The Navigators Group, Inc. (the "Company"), a Delaware corporation, will be held at The Down Town Association, 60 Pine Street, New York, New York, on Thursday, May 28, 1998, at 11:00 a.m., Eastern Standard Time, for the following purposes:

         (1) To elect seven (7) directors to serve until the 1999 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

         (2) To ratify the appointment by the Company's Board of Directors of KPMG Peat Marwick LLP as the independent auditors of the Company to examine and report on the financial statements for 1998; and

         (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The close of business on April 15, 1998, has been fixed by the Board of Directors as the date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and only stockholders of record at such date will be entitled to vote. A list of stockholders will be open to examination by stockholders during ordinary business hours for a period of ten
(10) days prior to the meeting at the offices of the Company, 123 William Street, New York, New York 10038.

                                           By Order Of The Board Of Directors


                                           Bradley D. Wiley, Secretary
New York, New York
April 30, 1998


--------------------------------------------------------------------------------

                                    IMPORTANT

         If you do not plan to attend this meeting, please sign and return the enclosed proxy. No postage is required if mailed in the United States. PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                           THE NAVIGATORS GROUP, INC.
                               123 WILLIAM STREET
                            NEW YORK, NEW YORK 10038


                         ANNUAL MEETING OF STOCKHOLDERS


                                 PROXY STATEMENT

GENERAL INFORMATION

            The accompanying form of proxy is solicited on behalf of the Board of Directors (the "Board") of The Navigators Group, Inc. (the "Company") for use at the annual meeting (the "Meeting") of the Company's stockholders or any adjournment thereof. The persons named in the form of proxy have been designated as proxies by the Company's Board of Directors. Such persons are officers of the Company. Any stockholder desiring to appoint some other person to represent him at the Meeting may do so either by inserting such person's name in the blank space provided in the enclosed form of proxy, or by completing another form of proxy and, in either case, delivering the completed proxy to the Secretary of the Company at the address indicated above, before the time of the Meeting. It is the responsibility of the stockholder appointing some other person to represent him to inform such person of his appointment. The Company has first mailed these proxy materials to holders ("Stockholders") of shares of Common Stock, $.10 par value per share (the "Common Stock"), on or about April 30, 1998. The Company's executive offices are located at 123 William Street, New York, New York 10038.

            The proxies in the accompanying form which are properly executed and duly returned to the Company and not revoked will be voted as specified and, if no direction is made, will be voted for the election of each of management's seven (7) nominees for election as directors and in favor of Proposal 2. Stockholders may also be asked to consider and take action with respect to such other matters as may properly come before the Meeting or any adjournment or adjournments thereof. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice to the Company of its revocation. A Stockholder who attends the Meeting in person may, if he wishes, vote by ballot at the Meeting, thereby canceling any proxy previously given. The outstanding voting stock of the Company as of April 15, 1998, the record date, consisted of 8,402,801 shares of Common Stock, held by approximately 100 holders of record, with each share of Common Stock entitled to one vote. Only Stockholders of record at the close of business on April 15, 1998, are entitled to vote at the Meeting. The closing price of the Common Stock on April 22, 1998 was $18.13.

            A copy of the Company's Annual Report for the year ended December 31, 1997, is being mailed to Stockholders simultaneously herewith. The financial statements of the Company for the year ended December 31, 1997, and the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in such Annual Report, are specifically incorporated herein by reference and made a part hereof.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

            The By-Laws of the Company provide for the Company to have not less than three nor more than twenty-one directors. Management proposes the election of the seven nominees named below to constitute the entire Board of Directors of the Company until the next Annual Meeting of Stockholders and until their successors shall be duly elected and shall qualify. Each of the nominees is currently a director of the Company. In the event any nominee named below is unable or declines to serve, which the Board does not anticipate, it is intended that the proxies will be voted for the balance of those named and for any substitute nominees that the Board may designate, unless the Board has taken prior action to reduce its membership.

                                Name                                    Age        Position With The               First Became a
                                                                                        Company                       Director
                                ----                                    ---        -----------------               ---------------
Terence N. Deeks................................................         58     Chairman, President and CEO            1982

Robert M. DeMichele.............................................         53     Director                               1983

Leandro S. Galban, Jr...........................................         63     Director                               1983

John F. Knight..................................................         78     Director                               1988

Marc M. Tract...................................................         38     Director                               1991

William D. Warren...............................................         62     Director                               1996

Robert F. Wright................................................         72     Director                               1993


            Terence N. Deeks is the Company's founder. He has been Chairman of the Board, President and Chief Executive Officer of the Company since its formation in 1982, and is chairman and a director of several of the Company's wholly owned subsidiaries. Mr. Deeks has been engaged in the property and casualty insurance business since 1957.

            Robert M. DeMichele has been President and Chief Executive Officer of Lexington Global Asset Managers, Inc. since December 1995. Mr. DeMichele has been Chairman of the Board and Chief Executive Officer of Lexington Management Corporation ("LMC") since 1982. From 1982 until December 1995, Mr. DeMichele served as Director, President and Chief Executive Officer of Piedmont Management Company Inc. ("Piedmont"), which was a stockholder of the Company until December 1995 when it was merged into Chartwell Re Corporation ("Chartwell"), which resulted in Chartwell becoming a Stockholder of the Company. From 1982 to December 1995, Mr. DeMichele served as President of The Reinsurance Corporation of New York, which was subsequently renamed The Insurance Corporation of New York ("ICNY"). ICNY is a Stockholder of the Company and is a wholly owned subsidiary of Chartwell. He is a director of Chartwell and Vanguard Cellular Systems, Inc.

            Leandro S. Galban, Jr. has been employed by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") since 1977, and prior thereto for a predecessor company of DLJ from 1958 to 1977. Since 1990, Mr. Galban has served as a Managing Director and Principal of DLJ.

            John F. Knight, currently retired, was active as a consultant for H.S. Fox Corporation, a reinsurance broker, since 1988. Prior thereto he was Vice Chairman of Republic Financial Services, Inc. from 1983 to 1988 and prior to that he was its President from 1975 to 1983. Until 1996, he was a director of Republic Financial Services, Inc. and Foremost Corporation of America.+

            Marc M. Tract has been a partner of the law firm of Rosenman & Colin LLP since August 1994. Mr. Tract was a partner of the law firm of Kroll & Tract from 1990 to August 1994. Rosenman & Colin has been counsel to the Company since August 1994.*+

            William D. Warren has been Vice Chairman of General Reinsurance Corporation since 1997. From 1980 until December 1996, he was Chairman, President and Chief Executive Officer of National Reinsurance Corporation ("National Re"). From 1989 until December 1996, Mr. Warren served as Chairman, President and Chief Executive Officer of National Re Corporation, National Re's parent company.*

            Robert F. Wright was a partner of the public accounting firm of Arthur Andersen & Co. from 1960 to 1988. He has been President of Robert F. Wright Associates, Inc. since 1988. Mr. Wright is a director of Deotexis Inc., Hanover Direct, Inc., Norweb North American Corp, Reliance Standard Life Insurance Companies, Rose Technology Group, Ltd., U.S. Timberlands L.P. and Williams Real Estate Co., Inc.*+

*  Member of the Compensation Committee.
+  Member of the Audit Committee.

            The current executive officers of the Company other than directors who are named in the Summary Compensation Table below, are as follows:


                            Name                      Age                       Position
                            ----                      ---                       --------
Michael J. Abdallah. . . . . . . . . . .              45                 Senior Vice President

Bradley D. Wiley. . . . . . . . . . . . .             44                 Senior Vice President, Chief Financial
                                                                            Officer and Secretary

Salvatore A. Margarella. . . . . . . . .              48                 Vice President and Treasurer

            Michael J. Abdallah joined the Company in August 1996 and was appointed Senior Vice President of the Company in March 1997. He was appointed President of Navigators Insurance and NIC in April 1998 and prior thereto was Executive Vice President from September 1997 and Senior Vice President from February 1997. From 1990 to 1996, Mr. Abdallah was Vice President - International Energy, Marine and Engineering for CIGNA International (London). He is a director of Navigators Insurance and NIC.

            Bradley D. Wiley has been Senior Vice President, Chief Financial Officer and Secretary of the Company since December 1996. Prior thereto, Mr. Wiley was Senior Vice President and Chief Financial Officer of Christiania Re Corp. and its wholly owned subsidiary, Christiania General Insurance Corp., from 1992 until 1996. Mr. Wiley also has been Senior Vice President, Chief Financial Officer and Secretary of Navigators Insurance and NIC since February 1997, and is a director of Navigators Insurance and NIC.

            Salvatore A. Margarella has been Vice President and Treasurer of the Company since March 1997 and prior thereto he was Controller of the Company since its inception. Mr. Margarella has been Vice President and Treasurer of Navigators Insurance since 1987 and NIC since 1989, and is a director of Navigators Insurance and NIC.

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth the beneficial ownership, reported to the Company as of April 15, 1998, of Common Stock (i) by each person who holds of record or is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) by each of the Company's current directors and nominees for directors, (iii) by each of the executive officers named in the Summary Compensation Table below, and (iv) by all directors and executive officers as a group. Except as otherwise indicated, to the Company's knowledge all shares are beneficially owned by the persons named as owners.

                                                                                                          PERCENTAGE
                                                                                    NUMBER                 OWNERSHIP
                                                                                      OF                   OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                                SHARES                   STOCK
------------------------------------                                                ------                 ----------
Terence N. Deeks(1)                                                                3,874,286                 45.8%
    123 William Street
    New York, New York 10038
Marc M. Tract (2)(3)                                                               1,033,322                 12.3%
    575 Madison Avenue
    New York, New York 10022
The Insurance Corporation of New York(4)                                             814,700                  9.7%
    300 Atlantic Street, Suite 400
    Stamford, Connecticut  06901
Cortland Associates, Inc.(5)                                                         415,223                  4.9%
    800 Maryland Avenue, Suite 730
    St. Louis, Missouri 63105

Michael J. Abdallah                                                                       --                    *
Bradley D. Wiley                                                                      13,250                    *
Robert M. DeMichele(6)                                                                46,636                    *
Leandro S. Galban, Jr.(7)                                                             19,836                    *
John F. Knight(8)                                                                     31,116                    *
Robert F. Wright                                                                       5,296                    *
William D. Warren                                                                      1,296                    *
All current directors and officers
  as a group
  (1)(2)(3)(6)(7)(8)                                                               4,456,077                 52.6%

-------------------------
*   Less than 1% of issued and outstanding Common Stock.

(1) Includes options to receive 58,500 shares of Common Stock at exercise prices varying between $12.00 and $28.00 per share and 29,000 shares of Common Stock owned by Somerset Insurance Limited, a Bermuda corporation controlled by Mr. Deeks. Also includes 588,836 shares considered beneficially owned by Mr. Deeks which are held under several instruments of trust for the benefit of minor children of Mr. Deeks. Excludes 392,490 shares which are held under certain other instruments of trust for the benefit of non-minor children of Mr. Deeks. Mr. Deeks disclaims beneficial ownership of all shares held in trust for the benefit of his children.

(2) Includes 49,800 shares held as trustee pursuant to a testamentary trust for the benefit of Mrs. Harold M. Tract, and with remainder interests in Marc M. Tract and Laurence T. Tract.

(3) Includes 981,326 shares held as trustee under several instruments of trust for the benefit of children of Mr. Deeks.

(4) Based upon a Schedule 13G/A filed with the Securities and Exchange Commission (the "Commission") by Chartwell, dated February 12, 1996. The shares owned by ICNY may be deemed to be beneficially owned by its immediate and intermediate parent companies, Chartwell Reinsurance Company, Chartwell Re Holdings Corporation and Chartwell.

(5) Based upon a Schedule 13G filed with the Commission by Cortland Associates, Inc. ("Cortland"), an investment adviser registered under the Investment Advisers Act of 1940, dated February 9, 1998. Shares owned by Cortland are held for the benefit of its investment advisory clients, except for 22,425 shares owned directly or beneficially by principals of Cortland.

(6) Excludes 175,000 shares owned by clients of Lexington Global Asset Managers, Inc., for which Mr. DeMichele serves as Director and President. Mr. DeMichele disclaims beneficial ownership of such shares.

(7) Includes 1,350 shares held by Mr. Galban's son and 150 shares held by Mr. Galban's wife.

(8)   Includes 10,950 shares held as trustee of The Jeffrey J. Knight, Melanie
      K. Eggers, John Mark Knight, Jane M. Knight and James M. Knight Trusts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company has a consulting agreement (the "Wright Consulting Agreement") with Robert F. Wright Associates, Inc., pursuant to which Robert F. Wright Associates, Inc. provides certain consulting services to the Company. Robert F. Wright, a director of the Company, is the President of Robert F. Wright Associates, Inc. The Wright Consulting Agreement provides for an annual consultation fee of $26,000 to be paid to Robert F. Wright Associates, Inc. Mr. Wright is a member of the Audit, Compensation, Finance and Nominating Committees.

      The Company also has a consulting agreement (the "Warren Consulting Agreement") with William D. Warren, pursuant to which Mr. Warren provides certain consulting services to the Company. The Warren Consulting Agreement provides for an annual consultation fee of $25,000. Mr. Warren is a member of the Compensation and Executive Committees.

      Navigators Insurance has an investment management agreement with LMC, pursuant to which LMC provides investment management services. Robert M. DeMichele, a director of the Company, is Chairman of the Board and Chief Executive Officer of LMC and is President and Chief Executive Officer of Lexington Global Asset Managers, Inc., of which LMC is a wholly owned subsidiary. Mr. DeMichele is also a director of Chartwell, a Stockholder of the Company. Chartwell's wholly owned subsidiary, ICNY which is also a Stockholder of the Company, is a member of several of the insurance pools managed by a subsidiary of the Company. Mr. DeMichele is a member of the Finance Committee.

      Management believes that the terms of the consulting agreements and the investment management agreement are no less favorable to the Company and Navigators Insurance than those which could be obtained from unaffiliated third parties. Management further believes that all other transactions with affiliated companies have in the past and will in the future be on fair and equitable terms no less favorable than the Company and Navigators Insurance could obtain in arm's length transactions with unaffiliated third parties.

      Terence N. Deeks and members of his family own in the aggregate 95% of Somerset Insurance Limited, a Bermuda corporation ("Somerset Bermuda"), with the remaining 5% being owned by a director of Navigators Insurance and various outside investors. Somerset Bermuda reinsures Navigators Insurance and other members of several of the pools managed by a subsidiary of the Company. Mr. Deeks is a member of the Company's Executive and the Finance Committees.

      Marc M. Tract is both a director of the Company as well as a partner of Rosenman & Colin LLP. Rosenman & Colin LLP has served as counsel to the Company since August 1994. Mr. Tract serves as trustee under several instruments of trust for the benefit of children of Mr. Deeks. Mr. Tract is a member of the Audit, Compensation and Nominating Committees.

BOARD OF DIRECTORS

      The Board of Directors of the Company held four meetings in 1997. No directors attended or participated in fewer than 75 percent of the meetings of the Board and meetings of the committees of the Board during 1997, other than Mr. Warren who attended 50 percent of the meetings of the Board.

      The Board's Compensation Committee oversees the Company's compensation and benefit policies and programs, including the stock option and stock appreciation rights plans of the Company and the annual salaries and annual incentive plan for selected officers. During 1997, the Compensation Committee held one meeting. The members of the Compensation Committee are Marc M. Tract, William D. Warren and Robert F. Wright.

      The Board's Audit Committee recommends the selection of independent Certified Public Accountants and reviews the scope and results of independent or internal audits. During 1997, the Audit Committee held two meetings. The members of the Audit Committee are John F. Knight, Robert F. Wright and Marc M.
Tract.

      The Board's Nominating Committee recommends nominees for election to the Company's Board of Directors. The Nominating Committee met once during 1997. The members of the Nominating Committee are Robert F. Wright and Marc M. Tract.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

      The following Summary Compensation Table sets forth compensation paid by the Company for each of the years in the three-year period ended December 31, 1997 to the Chairman, President and Chief Executive Officer of the Company and to each of the four other most highly paid executive officers of the Company or its subsidiaries (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       Long Term Compensation
                                                  Annual Compensation                           Awards
                                                  -------------------                  ----------------------
               Name and Principal                                                      Securities Underlying         All other
                   Position              Year        Salary               Bonus             Options/SARs             Compensation
               ------------------        ----        ------               -----         ---------------------        ------------
                                                $                    $                 #                            $


Terence N. Deeks                         1997          $400,000         $  30,000                --                  $69,144(1)
   Chairman, President                   1996           400,000           327,357                --                   69,252(1)
   and Chief Executive Officer           1995           416,666           373,333            50,000                   69,144(1)

Michael J. Abdallah                      1997           250,000           100,000                --                   95,960(2)
  Senior Vice President                  1996            92,951           227,322            50,000                       --
                                         1995                --                --                --                       --


Bradley D. Wiley                         1997           197,500            50,000            20,000                       --
  Senior Vice President, CFO             1996            28,817                --            30,000                       --
  and Secretary                          1995                --                --                --                       --

Francis V. Bigley, Jr.                   1997           213,852            47,750                --                       --
  Former Vice President of               1996           185,000            30,564                --                       --
  Navigators Insurance                   1995           183,333            22,200            50,000                       --

Robert A. Rogers                         1997           231,923            47,750                --                       --
  Former Senior Vice  President          1996           218,333           129,468                --                       --
                                         1995           180,833           113,466            60,000                       --

(1) Represents the dollar value of life insurance premiums paid by the Company for the benefit of Mr. Deeks net of reimbursement payments received from Mr. Deeks in the amount of $1,855, $1,747 and $1,855 for 1997, 1996 and 1995, respectively.
(2) Represents reimbursement for primarily relocation expenses and taxes.

EMPLOYMENT AGREEMENTS

      The Company entered into employment agreements (the "Employment Agreements") with Mr. Deeks and Mr. W. Allen Barnett. Mr. Barnett resigned his position as Senior Vice President of the Company effective February 7, 1997. In general, the Employment Agreements provided for the continuation of a base salary for such executives for a period of three years from June 30, 1994 and that such executives would be eligible to participate in an annual incentive plan. The Employment Agreements generally provided that if the Company terminated the employment of the named executive other than for Cause or Disability (as such terms are defined in the Employment Agreements), the Company would continue to pay amounts of the base salary until the earlier of (i) the end of the employment period, (ii) one year from the date of his termination of employment or (iii) the date as of which any of the provisions of the Employment Agreements are breached.

      The Company has entered into a separation agreement with Mr. Barnett (the "Separation Agreement"), which sets forth the terms of his separation from the Company. Pursuant to the provisions of the Separation Agreement, and subject to certain conditions, Mr. Barnett received the balance of his compensation payable through June 30, 1997; a continuation of his salary commencing July 1, 1997 through February 14, 1998, at an annual rate of $112,500; a bonus payment in the amount of $15,000 for 1997; an extension until December 31, 1999 of the time by which he must exercise or abandon the stock options granted to him (all of which shall be deemed vested by that date); and certain employee benefits for which he is eligible.

      The Company has entered into a letter agreement with Michael J. Abdallah (the "Abdallah Agreement") providing for his employment. In general, the Abdallah Agreement provides for continuous employment, along with certain other benefits, subject to six months prior notice of termination. Generally, no notice will be given prior to January 1, 1999. In addition, pursuant to the terms of the Abdallah Agreement, the Company has agreed to reimburse Mr. Abdallah for certain relocation costs should his employment with the Company terminate.

      The Company has entered into an agreement with Bradley D. Wiley (the "Wiley Agreement"). The Wiley Agreement generally provides that if the Company terminates Mr. Wiley's employment following a change in control for reasons other than cause, including certain circumstances in the event of a constructive discharge, Mr. Wiley will be entitled to receive an amount equal to 150% of his base salary as well as a pro-rated bonus along with certain other benefits.

STOCK OPTIONS

      The following table contains information concerning the grant of options under the Company's stock option plans to each of the Named Executive Officers during the year ended December 31, 1997. For a description of the Company's stock option plans, see "Stock Option Plans" included herein.

                            OPTION/SAR GRANTS IN 1997


                                                                 Individual Grants                             Potential Realizable
                                                                                                             Value at Assumed Annual
                               Number of           Percent of Total                                             Rates of Stock Price
                              Securities       Options/SARs Granted to                                               Appreciation
                              Underlying             Employees in           Exercise                        for Option/SAR Term
Name                         Options/SARs             Fiscal Year            Price           Expiration     5%($)             10%($)
                              granted (#)                                   ($/Share)           Date
----                         ------------      -----------------------      ---------        ----------     ------------------------
Terence N. Deeks                     --                   --                    --                --            --              --

Michael J. Abdallah                  --                   --                    --                --            --              --

Bradley D. Wiley                 20,000                   40%                17.00             1/1/07      213,800         541,800
Francis V. Bigley, Jr.               --                   --                    --                --            --              --

Robert A. Rogers                     --                   --                    --                --            --              --



      The following table sets forth information for each of the Named Executive Officers with respect to the value of options/SARs exercised during the year ended December 31, 1997 and the value of outstanding and unexercised options/SARs held as of December 31, 1997, based upon the market value of the Common Stock of $18.78 per share on December 31, 1997.

                     AGGREGATED OPTION/SAR EXERCISES IN 1997
                     AND DECEMBER 31, 1997 OPTION/SAR VALUES

                                                                   Number of Securities Underlying
                                                                     unexercised Options/SARs at          Value of unexercised
                                                                          December 31, 1997           in-the-money Options/SARs at
                                                                                                           December 31, 1997
                                                                                 (#)                               ($)
                                                                   -------------------------------   ------------------------------
              Name         Shares Acquired      Value Realized
                           on Exercise (#)            ($)          Exercisable   Unexercisable       Exercisable      Unexercisable
                           ---------------      --------------     -----------   -------------       -----------      -------------
Terence N. Deeks                15,000             120,000            58,500          12,500          202,069              53,516
Michael J. Abdallah                --                  --             12,500          37,500           22,266              66,797
Bradley D. Wiley                   --                  --             12,500          37,500           22,266              66,797
Francis V. Bigley, Jr.          30,950             144,594            40,300             --           122,353                 --
Robert A. Rogers                31,250             134,362            25,625          20,625           76,582              76,582

COMPENSATION OF DIRECTORS

            Directors of the Company who are not also officers or employees of the Company or any of its subsidiaries, are paid a retainer of $2,000 per quarter, an additional $1,000 for attending each of four quarterly meetings of the Board, and the number of shares of unregistered Common Stock that is equivalent to a cash payment of $12,000 based on the market price of the stock at the end of the year.

STOCK OPTION PLANS

            The Company has adopted two stock option plans which allow for the grant to key employees of the Company, its subsidiaries and affiliates, options to purchase an aggregate of 900,000 shares of Common Stock. The Company filed a Form S-8/S-3 Registration Statement relating to the aggregate of the 900,000 shares of Common Stock which may be issued upon the exercise of options granted or that may be granted under these two plans, an incentive stock option plan (the "Stock Option Plan") and a non-qualified stock option plan (the "Non-Qualified Stock Option Plan").

            The Stock Option Plan is administered by the Compensation Committee of the Company's Board of Directors, which consists of Marc M. Tract, William D. Warren and Robert F. Wright. The Compensation Committee determines, in its discretion, and recommends to the Board of Directors the persons to receive options, option prices, dates of grant and vesting periods, although no option may extend longer than ten years. Options may be granted either alone or with an attached stock appreciation right. The Stock Option Plan requires that all options granted shall be at exercise prices not less than the fair market value of the Common Stock on the date of the grant, as such value is determined by the Compensation Committee. Unless otherwise provided, an option is exercisable in installments after the first anniversary of its grant to the extent of 25% of the number of shares originally covered by the option (subject to adjustment in the event of changes in the capitalization of the Company), multiplied by the number of full years elapsed since the grant of the option and less any amounts theretofore exercised up to the maximum number of shares covered by the option.

            The Compensation Committee also administers the Non-Qualified Stock Option Plan and selects the officers and key employees (collectively, the "key employees") who will receive grants of options and stock appreciation rights and the number of shares that will be subject thereto. Options may be granted to a key employee either alone or with an attached stock appreciation right. The number of shares and other terms of grant are fixed by the Compensation Committee and set forth in an option agreement (subject to adjustment in the event of changes in the capitalization of the Company). An option shall become 100% vested at the earliest of (i) the optionee's normal retirement date, (ii) the optionee's death or disability, or (iii) four years from the date of grant. Prior to becoming 100% vested, each option becomes exercisable at a rate of one-quarter of the number of shares covered by such option after each of the first four anniversaries of the date of grant, unless the Compensation Committee accelerates such schedule.

            The Company has adopted a phantom stock appreciation rights plan (the "SAR Plan") which allows for the grant to key employees of the Company and its affiliates of up to 300,000 stock appreciation rights. The Compensation Committee administers the SAR Plan and selects the key employees who will receive grants of the rights. The SAR Plan includes a vesting schedule similar to that of the Stock Option Plan, with the rights generally becoming 100% vested four years from the date of the grant. Upon exercise of a stock appreciation right, the key employee is entitled to receive cash in an amount equal to the difference between the fair market value of the Common Stock at the exercise date and the exercise price (which shall not be less than 90 percent of the fair market value of the Common Stock at the date of grant).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            The Compensation Committee consists of Messrs. Tract, Warren and Wright. Please refer to "Certain Relationships and Related Transactions" contained herein as such section relates to the members of the Compensation Committee.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

            The Board's Compensation Committee is charged, among other things, to make periodic reviews of the Company's compensation arrangements and to make recommendations to the Board of Directors with respect to such arrangements. The Committee was organized in July 1994 and first met formally in December 1994. For Mr. Deeks, compensation arrangements for the three year period commencing June 30, 1994, with the exception of the determination of annual incentive payments and grants of stock options, were adopted prior to the Committee's formation and reflected in the Employment Agreement with Mr.
Deeks.  The arrangement has been reviewed and ratified by the Committee.

            The principal objectives of the Committee's compensation policies are to attract and retain qualified executives and to provide incentives for such executives to enhance the profitability and growth of the Company and thus enhance Stockholder value. The executive compensation program consists principally of base salaries, an annual incentive plan, two stock option plans and a phantom stock appreciation rights plan. The following describes components of the Company's executive compensation program for the fiscal year ended December 31, 1997 and the related factors considered by the Committee in determining compensation.

            Base Salaries. Base salaries were determined after evaluating a number of factors, including local market conditions, job performance and amounts paid to executives with comparable experience, qualifications and responsibilities at other insurance companies and underwriting management companies.

            Annual Incentive Plan. The Company's annual incentive plan consisted principally of bonus payments based on the following factors, subject to a maximum bonus amount for each officer or key employee specified as a percentage of his or her base salary: (i) return on capital; (ii) underwriting results; and
(iii) subjective evaluation. Officers and key employees are grouped into three categories for the purposes of annual incentive awards, with compensation of the executive officers of the Company tied exclusively to return on capital and subjective evaluation. The portion of the officer or key employee's maximum bonus amount attributable to the return on capital factor is determined by reference to an incremental scale, with such officer or key employee becoming eligible for the maximum bonus amount if a 20% return on capital is achieved. The amount of the bonus for officers and key employees with underwriting responsibilities was primarily based on a formula tied to their individual underwriting results. The factors to be considered in determining the maximum bonus amounts and the relative weighting of such factors are subject to revision.

            The objectives of the annual incentive plan in 1997 were to reward top executives and key employees for achieving defined annual performance goals, provide superior rewards for superior competitive performance and reward executives and key employees based on performance measures that are recognized within the industry and among investors as being key measures of success. The Committee believes its annual incentive plan is typical within the industry and permits management to adjust the goals annually to reflect the competitive environment. In addition, by aligning the financial interests of the Company's executives and key employees with those of the Company's Stockholders, the annual incentive plan is intended to be directly related to the creation of value for Stockholders of the Company.

            Stock Option Plans and Stock Appreciation Rights Plan. The Company has adopted two stock option plans and a stock appreciation rights plan which allow for the grant to key employees of stock options and stock appreciation rights which generally vest over a number of years. The number of shares of Common Stock subject to an executive's stock option grant and stock appreciation rights grant is determined with reference to the responsibility and experience of the executive and competitive conditions. By aligning the financial interests of the Company's executives with those of the Company's Stockholders, these equity-based awards are intended to be directly related to the creation of value for Stockholders of the Company. The deferred vesting provisions are designed to create an incentive for an individual executive to remain with the Company.

            Chairman, President and Chief Executive Officer. The Committee reviewed the 1997 compensation levels of Terence N. Deeks, Chairman, President and Chief Executive Officer of the Company, within the context of industry information regarding chief executive officers with comparable experience, qualifications and responsibilities at other insurance companies and underwriting management companies. The Committee also considered local market conditions and job performance, as well as the significant ownership position of Mr. Deeks and the fact that he has received substantial compensation in the past. For 1997, Mr. Deeks received from the Company a base salary of $400,000 per annum and annual incentive compensation payments of $30,000. Mr.
Deeks was not granted any stock options in 1997.

            Under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, effective in 1994, annual compensation in excess of $1.0 million paid to the chief executive officer or any of the four other highest compensated officers of any publicly held corporation will not be deductible in certain circumstances. Generally, "performance-based" compensation, as defined in Section 162(m), is not subject to the limitation if certain requirements are satisfied. No executive officer's compensation was subject to the limitation of
Section 162(m) in 1997. The Compensation Committee intends to structure the Company's annual incentive plan and any stock-based compensation for executive officers so that such compensation qualifies as performance-based compensation under Section 162(m).

Submitted by the Compensation Committee:
            Marc M. Tract
            William D. Warren
            Robert F. Wright

FIVE-YEAR PERFORMANCE GRAPH

            The comparison of Five-Year Cumulative Returns among the Company, Standard & Poor's 500 Index ("S&P 500 Index") and the S&P Property & Casualty Insurance Index ("Insurance Index") listed companies is as follows:


                               [GRAPHIC OMITTED]
                           Total Shareholder Returns


  Measurement Period        The Navigators       S&P 500     Insurance (PPTY-
(Fiscal Year Covered)         Group, Inc.         Index        CAS)-500
Dec-92                          100.00            100.00         100.00
Dec-93                          107.69            110.08          98.23
Dec-94                           48.67            111.53         103.04
Dec-95                           59.16            153.45         139.51
Dec-96                           61.26            188.68         169.53
Dec-97                           63.04            251.63         246.60

            The Stock Performance Graph, as presented above, which was prepared with the aid of independent consultant Standard & Poor's Compustat, a division of McGraw-Hill, Inc., reflects the cumulative return on the common stocks of the Company, S&P 500 Index and the Insurance Index, respectively, assuming an original investment in each of $100 on December 31, 1992 (the "base") and reinvestment of dividends to the extent declared. Cumulative returns for each fiscal year subsequent to 1992 are measured as a change from this base.

                                 PROPOSAL NO. 2
                       APPOINTMENT OF INDEPENDENT AUDITORS

INDEPENDENT PUBLIC ACCOUNTANTS

            KPMG Peat Marwick LLP, Certified Public Accountants, have been appointed by the Board of Directors, upon the recommendation of the Audit Committee, as independent auditors for the Company to examine and report on its financial statements for 1997, which appointment will be submitted to the Stockholders for ratification at the Meeting. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The appointment of the independent auditors will be ratified if it receives the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Meeting, in person or by proxy. Submission of the appointment of the auditors to the Stockholders for ratification will not limit the authority of the Board of Directors or its Audit Committee to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                      ALL OTHER MATTERS WHICH MAY PROPERLY
                             COME BEFORE THE MEETING

            Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

STOCKHOLDER APPROVAL

            Approval of Proposals 1 and 2 require the affirmative vote of the holders of a majority of the total number of shares of Common Stock represented at the Meeting. Stockholders are entitled to one vote per share on all matters submitted for consideration at the Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock to file certain reports regarding the ownership of the Company's Common Stock with the Securities and Exchange Commission (the "Commission") and the Nasdaq National Market. These insiders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, all of its directors and executive officers made all required filings on time.

ABSENCE OF DISSENTERS' OR APPRAISAL RIGHTS

            Under Section 262 of the Delaware General Corporation Law, Stockholders have the right to dissent from certain corporate actions. In such cases, dissenting Stockholders are entitled to have their shares appraised and paid the fair value of their shares provided that certain procedures perfecting their rights are followed. The proposals described in this proxy statement do not entitle a Stockholder to exercise any such dissenters' or appraisal rights.

STOCKHOLDERS' PROPOSALS


            Any proposal by a Stockholder of the Company intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal executive office no later than January 21, 1999 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

FORM 10-K ANNUAL REPORT

            UPON WRITTEN REQUEST BY A STOCKHOLDER, THE COMPANY WILL FURNISH THAT PERSON, WITHOUT CHARGE, A COPY OF THE FORM 10-K ANNUAL REPORT FOR 1997 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. The Form 10-K Annual Report for 1997 provided to Stockholders will not include the documents listed in the exhibit index of the Form 10-K. Upon written request, the Company will furnish to the Stockholder copies of any exhibits for a nominal charge. Requests should be addressed to The Navigators Group, Inc., Attn: Bradley D. Wiley, Investor Relations Department, 123 William Street, New York, New York 10038.

SOLICITATION AND EXPENSES OF SOLICITATION

            Officers and employees of the Company may solicit proxies. Proxies may be solicited by personal interview, mail, telegraph and telephone. Brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of Common Stock, and will be reimbursed for their reasonable out-of-pocket expenses in forwarding such solicitation material. The costs of preparing this Proxy Statement and all other costs in connection with the solicitation of proxies for the Annual Meeting of Stockholders are being borne by the Company. It is estimated that said costs will be nominal.

            Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

                                         By Order of the Board of Directors,

                                         /s/ Bradley D. Wiley
                                         ------------------------------------
                                         Bradley D. Wiley
                                         Secretary


New York, New York
April 30, 1998

                                 [Form of Proxy]

                           THE NAVIGATORS GROUP, INC.
                               123 William Street
                            New York, New York 10038

            PROXY FOR THE MAY 28, 1998 ANNUAL MEETING OF STOCKHOLDERS

Terence N. Deeks and Bradley D. Wiley, or any one of them, with power of substitution, are hereby authorized as proxies to represent, and to vote the shares of, the undersigned at the Annual Meeting of Stockholders of The Navigators Group, Inc. to be held at 11:00 a.m., New York City time, Thursday, May 28, 1998, at The Down Town Association, 60 Pine Street, New York, New York, and at any adjournment thereof. The proxies are to vote the shares of the undersigned as instructed below and on the reverse side and in accordance with their judgement on all other matters which may properly come before the Meeting.


            The Board of Directors Recommends a Vote FOR 1.

            1.  ELECTION OF DIRECTORS

               / / For all nominees          / / Withhold Authority to
                                                 vote for all nominees


            Nominees:

            Terence N. Deeks, Robert M. DeMichele, Leandro S. Galban, Jr., John
            F. Knight, Marc M. Tract, William D. Warren and Robert F. Wright.

            INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PLEASE PRINT THAT NOMINEE'S NAME BELOW:

            --------------------------------------------------------------

            The Board of Directors Recommends a Vote FOR 2.

            2. Ratification of the Selection of KPMG Peat Marwick LLP as independent certified public accountant.

                / / For     / / Against         / / Abstain



IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NOMINEES AND PROPOSAL 2.

Please sign this Proxy Form which is SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, and Return it Promptly in the Enclosed Postage Prepaid envelope.

                                   Dated:  __________________, 1998

                                   ___________________________________________

                                   ___________________________________________
                                   Please sign exactly as name appears hereon.